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Exhibit 10.4

AMENDED AND RESTATED EMPLOYMENT AGREEMENT
Richard D. Smith

        THIS AMENDED AND RESTATED EMPLOYMENT AGREEMENT, dated and effective as of December 22, 2008, is between Allied Motion Technologies Inc., a Colorado corporation (the "Company"), and Richard D. Smith ("Employee").

RECITALS:

        WHEREAS, the Employee has acknowledged skills and experience in the business conducted by the Company and the Company desires to obtain the benefit of the Employee's knowledge, skills and experience and assure itself of the ongoing right to Employee's services from and after the date hereof, and is willing to do so on the terms and conditions set forth in this Agreement; and

        WHEREAS, Employee is willing and able to render services to the Company, from and after the date hereof, on the terms and conditions set forth in this Agreement; and

        WHEREAS, the Company and Employee entered into an Employment Agreement effective as of August 1, 2003; and

        WHEREAS, the Company and Employee desire to amend and restate the Employment Agreement in order to conform with the requirements of Section 409A of the Internal Revenue Code of 1986, as amended (the Code").

AGREEMENT:

        NOW, THEREFORE, the Company and Employee agree as follows:

        1.    Employment.

          1.1    Title and Duties of Employee.    The Company hereby employs Employee as the Chief Executive Officer and Chief Financial Officer of the Company and Employee hereby accepts such employment with the Company.

            (a)   Powers and Duties.    Employee shall have the powers and duties normally incident to the offices he holds as provided in the bylaws of the Company and such other duties as shall be determined from time to time by the Company's Board of Directors (the "Board") consistent with Employee's qualifications and the best interest of the Company. Employee shall report to the Board. Employee's powers and authorities shall be superior to those of any other officer or employee of the Company or any subsidiary thereof.

            (b)   Contract Rights.    Failure of the Board to elect Employee as Chief Executive Officer or Chief Financial Officer, or action by the Board to remove Employee from such offices, shall be without prejudice to the contract rights in this Agreement.

            (c)   Service on the Board.    So long as Employee is willing to serve on the Board and has not been terminated for cause, the Board shall nominate Employee for election to the Board. Failure to elect to, or removal from, the position of director or Chief Executive Officer or termination of this Agreement for any reason shall not constitute resignation from the Board or termination of Employee's service on the Board and termination of employment as Chief Executive Officer shall not include termination as a director.

          1.2    Performance.    Throughout the period of Employee's employment hereunder, Employee shall devote Employee's full business time, attention, knowledge and skills, faithfully, diligently, and to the best of Employee's ability, to the active performance of Employee's duties and responsibilities hereunder; provided, however, Employee may serve as a director of other corporations and entities and may engage in other activities to the extent they do not inhibit the performance of Employee's duties hereunder, or conflict with the business of the Company. Employee shall disclose to the Company the name of any corporation or entity on which he serves as a director or in a similar capacity and describe other activities that are not personal in nature in which he engages. Employee shall do such traveling as reasonably may be required in connection with the performance of such duties and responsibilities. Employee shall not be required to relocate Employee's residence and Employee may conduct work out of his residence from time to time as he determines appropriate.

        2.    Term of Employment.    The original term of this Agreement extended to July 31, 2008. Unless terminated as provided in Section 4 hereof, the term of this Agreement shall automatically continue on a year to year basis (each a "Subsequent Period") unless the Company or Employee shall give the other party notice at least 60 days prior to the termination of the Initial Period or any Subsequent Period of its or his election not to renew the term of employment, in which case this Agreement shall terminate at the end of the period in which the notice is given; provided, however, the Company's obligation to pay compensation pursuant to Section 3 or perform any other acts with respect to the last year for which this Agreement is effective shall continue and be enforceable notwithstanding the termination of this Agreement.

        3.    Compensation Benefits.

          3.1    Base Salary.    As compensation for services to be rendered by Employee hereunder, the Company shall pay to Employee an annual salary of not less than $235,000 per year, payable in periodic installments (but in no event less frequently than monthly) in accordance with the standard payroll practices of the Company in effect from time to time. Employee's salary shall be reviewed annually for increase (but not decrease) on a merit basis. Such review shall be conducted at the first meeting of the Board after the end of a fiscal year but not later than February 28 of each year and the effective date of any such increase shall be March 1. The Employee's annual salary in effect from year to year is herein referred to as the "Base Salary".

          3.2    Annual Bonus.

            (a)   Performance Criteria.    The Company shall pay to Employee an Annual Bonus with respect to each fiscal year in amounts determined as provided by the Board based on achieving performance criteria established at the beginning of each fiscal year. Such performance criteria will recognize the overall financial performance of the Company and the improvements made in financial results.

            (b)   Time of Payment.    The first payment of the Annual Bonus to Employee pursuant to Section 3.2 (a) shall be with respect to the fiscal year ended December 31, 2003. An Annual Bonus provided herein shall be paid, subject to achieving the performance criteria, with respect to each fiscal year thereafter during the term of this Agreement. All Annual Bonuses payable under Section 3.2 (a) shall be paid in cash immediately following the first Board meeting held after the end of the applicable fiscal year at which the Annual Bonus calculation is approved by the Board. In no event shall payment be made later than March 15th of the year following the year in which the Annual Bonus was earned.

          3.3    Long-Term Incentive Payment Plan.    On or before the first Board meeting held in a current fiscal year, the Board shall consider whether to grant options to purchase the Company's Common Stock ("Stock Options") to Employee, including the terms and the provisions of any Stock Options. Grants of Stock Options provided under this Section 3.3 are referred to herein as "Long-Term Incentive Payout". In making its determination the Board shall consider, among other things, the Employee's responsibilities and efforts and performance under this Agreement in relation to the business plan and forecast, the relationship between the benefits of Stock Options and improving shareholder value, the development of the Company's products and the performance of the Company's products in the marketplace, impact of the Company's products and product development on future prospects for the Company, and an increase in the trading price per share of the Company's Common Stock. The Board shall also consider customary business practices and Long-Term Incentive Payment Plan benefits granted to Employee in comparison to such benefits provided to other executives in positions similar to the Employee.

          3.4    Expenses.    The Company promptly shall reimburse Employee, upon presentation of appropriate receipts and vouchers, for any reasonable business expenses incurred by Employee in connection with the performance of his duties and responsibilities hereunder.

          3.5    Vacation.    Throughout the period of Employee's employment hereunder, Employee shall be entitled to take, from time to time, 5 weeks of vacation annually with pay at such times as shall be mutually convenient to Employee and the Company.

          3.6    Benefits and Perquisites.

            (a)   Participation.    The Company shall make available to Employee, throughout the period of employment hereunder, such benefits and perquisites as are generally provided by the Company to its employees. Without limiting the foregoing, Employee shall be eligible to participate in any bonus plan, stock option plan, stock purchase plan, pension plan and group life, health and accident insurance plans as the Company shall continue to provide or which may hereafter be adopted by the Company for the benefit of its employees generally. The Company shall provide and pay the premium on long term disability insurance for Employee. The Company shall not make any changes in such plans or arrangements which would adversely affect the Employee's rights or benefits thereunder, unless such changes occur pursuant to a program applicable to all employees of the Company and do not result in a proportionately greater reduction in the rights of, or benefits to, the Employee as compared with any other employee of the Company.

            (b)   Office Space.    The Company shall provide office space and secretarial services at the Company's offices suitable to Employee's position.

            (c)   Life Insurance.    The Company shall provide whole life insurance on the life of Employee with death benefits of $500,000 with all premiums paid by the Company. Employee may designate the beneficiary or beneficiaries of such policy.

            (d)   Automobile.    The Company shall provide a new automobile no less frequently than every 3 years for Employee's sole use and the Company shall pay all costs of operating and maintaining or repairing such automobile. At or before the time of replacement, Employee shall have the right to purchase, at its depreciated cost to the Company, the automobile previously provided.

            (e)   Benefit Plans.    The Company will make non-qualified contributions for Employee's benefit under the Company's IRS §401(k) plan on the same basis as it makes contributions for other employees.

            (f)    Retirement Plan Benefits.    The Company will provide to Employee retirement plan benefits under any plan on the same basis it provides benefits to other employees.

        4.    Termination.    This Agreement may be terminated by the Company or Employee as provided in this Section 4. Notwithstanding anything in this Agreement to the contrary, any payment that is subject to Code Section 409A and is payable upon termination of this agreement due to Retirement, Disability, or termination of employment other than for cause, shall only be made if such termination otherwise meets the definition of a "separation from service" as defined under Code Section 409A. Furthermore, if Employee is a "specified employee" within the meaning of Code Section 409A, the payment of any amount that is both subject to Code Section 409A and due upon termination of this

Agreement shall not be made until at least six months following Employee's separation from service. At that time, all amounts, if any, that would have been paid during the six-month period shall be paid to Employee, and thereafter all payments shall be made as if there had been no six-month delay.

          4.1    Cause.

            (a)   Definition.    This Agreement may be terminated at any time at the option of the Company for Cause (as such term is hereinafter defined), effective as provided in Section 4.9. As used herein, the term "Cause" shall mean and be limited to: (i) conviction of, the indictment for (or its procedural equivalent), or the entering of a guilty plea or plea of no contest with respect to, a felony; (ii) the willful violation of the terms of this Agreement; (iii) gross negligence by Employee in connection with the performance of Employee's duties, responsibilities, agreements and covenants hereof, which violation or negligence shall continue uncorrected for a period of 45 days after receipt by Employee of a written notice from the Company; (iv) the appropriation (or attempted appropriation) of a material business opportunity of the Company, including attempting to secure or securing any personal profit in connection with any transaction entered into on behalf of the Company; (v) the misappropriation (or attempted misappropriation) of any of the Company's funds or property; or (vi) the excessive use (following at least one written warning) of alcohol or any illegal use of drugs or narcotics. For purposes of this Section, no act or failure to act on the Employee's part shall be considered "willful" unless done, or omitted to be done, by him not in good faith and without reasonable belief that his action or omission was in the best interest of the Company. Notwithstanding the foregoing, Employee shall not be deemed to have been terminated for Cause without written notice pursuant to Section 13 and providing Employee an opportunity to be heard before the Board with the provisions relied upon for termination provided in reasonable detail.

            (b)   Salary; Benefits; Bonuses.    Upon termination for Cause, the Company shall (i) continue the Base Salary through the Date of Termination, (ii) pay all fringe benefits through the end of the calendar month in which termination occurs, and (iii) pay any annual bonuses pursuant to Section 3.2 treating the effective Date of Termination as being the last day of the fiscal year in which termination under this Section 4 occurs.

          4.2    Retirement.    Termination of employment based on "Retirement" shall mean termination in accordance with any retirement arrangement established with Employee's consent, including settlement for the Annual Bonus pursuant to Section 3.2.

          4.3    Death of Employee.    This Agreement shall terminate upon the death of Employee; provided, however, the Company shall (i) continue Employee's Base Salary through the month in which death occurs and for the following three months and (ii) shall make payments as provided in Section 4.5 in place of (x) Annual Bonus payments provided in Section 3.2 and (y) the Long-Term Incentive Payout pursuant to Section 3.3.

          4.4    Disability of Employee.

            (a)   Termination; Definition.    In the event Employee becomes mentally or physically disabled during the term of employment hereunder, this Agreement shall terminate as of the date such disability is established. As used in this Section, the term "Disabled" or "Disability" means suffering from any mental or physical condition, other than use of alcohol or illegal use of drugs or narcotics, which renders Employee unable to perform substantially all of Employee's duties and services under this Agreement in a satisfactory manner for 120 consecutive days, or 180 days during any 12-month period. If, by reason of Disability, Employee is absent from the full-time performance of his duties with the Company for the periods above provided, Notice of Termination may be given and if Employee has not returned to the full-time performance of his duties within 30 days thereafter, Employee's Disability shall be deemed "established" at the end of such 30-day period.

            (b)   Salary, Benefits.    During any period that Employee fails to perform his full duties with the Company because he is Disabled, Employee shall continue to receive Base Salary until this Agreement is terminated pursuant to Section 4.8 at the rate in effect at the commencement of any such period adjusted for any compensation payable to him under any Company paid disability plan during such period. In the event of termination for Disability the Company shall continue (i) Employee's Base Salary adjusted for any compensation payable to him under any Company paid disability plan during such period and (ii) the same coverage under medical, dental, long-term disability and life insurance for the greater of (x) the remaining term of this Agreement or (y) until long term disability insurance coverage becomes effective.

            (c)   Bonuses.    In the event of termination upon established Disability the Company shall make payments as provided in Section 4.5 in place of (i) the Annual Bonus payment provided in Section 3.2 and (ii) the Long-Term Incentive Payout pursuant to Section 3.3.

          4.5    Death and Disability of Employee.    In the event of termination upon death the Company shall make payments to Employee's personal representative, and in the event of termination for Disability the Company shall make payments to Employee, as hereinafter provided. Such payments shall be made immediately following the first meeting of the Board held after the end of the fiscal year in which death or Disability occurred, but in no event later than February 28 of the year following the year of such death or disability.

            (a)   Annual Bonus.    With respect to the Annual Bonus payment provided in Section 3.2(a) the Company shall make a separate determination of the Annual Bonus based on the factors provided in Section 3.2(a) for the fiscal year in which death or Disability occurs.

            (b)   Long Term Incentive Plan.    With respect to the Long-Term Incentive Payout provided in Section 3.3 the Company shall make a separate determination of the Long-Term Incentive Payout based on the factors provided in Section 3.3 for the fiscal year in which death or Disability occurs.

          4.6    Other than for Cause.    If Employee's employment shall be terminated by the Company other than for Cause, Retirement, death or Disability, prior to a change in control of the Company or potential change in control of the Company as defined in the Severance Agreement referred to in Section 4.7, then Employee shall be entitled to the payments provided below:

            (a)   Base Salary.    On the effective Date of Termination the Company shall pay Employee his full Base Salary through the end of the month in which termination occurs at the rate in effect at the time Notice of Termination is given, and for one full year thereafter with payments being made over the following 12 months and no less frequently than once per month.

            (b)   Benefits.    The Company shall continue providing medical, dental, long-term disability and life insurance equal to the coverages existing at the time Notice of Termination is given for one full year.

            (c)   Annual and Long Term Bonus.    On the effective Date of Termination the Company shall make payments to and issue to Employee with respect to, and in place of (i) the Annual Bonus payment provided in Section 3.2 an amount in cash equal to 0.9 multiplied by Base Salary for the year in which employment is terminated and (ii) the Long Term Incentive Payout provided in Section 3.3 for the fiscal year in which employment is terminated under this Section.

          4.7    Change in Control.

            (a)   Severance Agreement Continued.    The letter agreement dated July 24, 2003 as subsequently amended, (Severance Agreement) between the Company and Employee providing certain benefits to Employee upon a change in control of the Company is continued and upon a change in control of the Company the Severance Agreement shall apply and have priority over this Agreement so that in the event of any conflict between this Agreement and the Severance Agreement the Severance Agreement shall apply. Any payments made or benefits provided pursuant to the Severance Agreement are not to be duplicated by any requirements of this Agreement.

            (b)   Definition.    As used in this Agreement the term "change in control of the Company" shall have the meaning expressed in the Severance Agreement.

          4.8    Notice of Termination.    Any purported termination of employment by the Company or by Employee, other than for death, may be communicated orally or in writing. If communicated orally, such communication shall be followed within 10 days by a written communication which, and if communicated by written communication the communication, shall indicate the specific termination provisions in this Agreement relied upon, shall set forth in reasonable detail the facts and circumstances claimed to provide a basis for termination of employment under the provisions so indicated and shall state an effective date of termination.

          4.9    Date of Termination, Etc.    "Date of Termination" shall mean: (i) if employment is terminated for Disability, the date as provided in Section 4.4(a), and (ii) if employment is terminated for Cause pursuant to Section 4.1 or for any other reason (other than Disability), the date specified in the Notice of Termination (which, in the case of a termination pursuant to Section 4.1 shall be the end of a calendar month but not less than 15 days). Amounts paid under this Section are in addition to all other amounts due under this Agreement and shall not be offset against or reduce any other amounts due under this Agreement.

          4.10    Termination by Employee.    Employee may terminate this Agreement by resigning as Chief Executive Officer upon at least 30 days prior written notice of the effective Date of Termination. In such event the Company shall continue Employee's Base Salary and all fringe benefits to the effective Date of Termination. Termination of this Agreement under this Section does not affect the Company's obligation to make all payments to Employee which were fixed and determined prior to the effective Date of Termination.

        5.    Confidential Information.

          5.1    Definition.    Confidential Information means:

            (a)   Any and all (i) trade secrets concerning the business and affairs of the Company, product specifications, data, know-how, formula, compositions, processes, designs, sketches, photographs, graphs, drawings, samples, inventions and ideas, past, current, and planned research and development, current and planned manufacturing or distribution methods and processes, customer lists, current and anticipated customer requirements, price lists, market studies, business plans, computer software and programs (including object code and source code), computer software and database technologies, systems, structures, architectures (and related formula), improvements, devices, discoveries, concepts, ideas, methods and information, and any other information, however documented, that is a trade secret within the meaning of Colorado Revised Statutes § 7-74-101 et seq.; and

            (b)   information concerning the business and affairs of the Company (which includes historical financial statements, financial projections and budgets, historical and projected sales,

    capital spending budgets and plans, the names and backgrounds of key personnel, personnel training and techniques and materials), however documented; and

            (c)   notes, analyses, compilations, studies, summaries and other material prepared by or for the Company containing or based, in whole or in part, on any information included in the foregoing.

          5.2    Disclosure and Use.    Employee shall not disclose, either during or subsequent to Employee's employment with the Company, any Confidential Information or proprietary data of the Company, whether or not developed by Employee, except (i) as may be required for Employee to perform Employee's employment duties with the Company; (ii) to the extent such information has been disclosed to Employee by a third party who is not subject to restriction on the dissemination of such information; (iii) as such information becomes generally available to the public other than as a result of a disclosure by Employee; (iv) information which must be disclosed as a result of a subpoena or other legal process, or (v) if Employee shall first secure the Company's prior written authorization. This covenant shall survive the termination of the Employee's employment with the Company, and shall remain in effect and be enforceable against Employee for so long as any such Confidential Information or proprietary data retains economic value, whether actual or potential, from not being generally known to other persons who can obtain economic value from its disclosure or use.

          5.3    Return of Materials.    The Employee will not remove from the Company's premises (except to the extent such removal is for the purposes of the performance of Employee's duties at home or while traveling, or except as otherwise specifically authorized by the CEO), any Confidential Information Employee recognizes that, as between the Company and Employee, all the Confidential Information, whether or not developed by the Employee, are the exclusive property of the Company. Upon termination of employment by the Company, Employee shall promptly deliver to the Company all Confidential Information, and all other materials of a secret or confidential nature relating to the Company's business, which are in the possession or under the control of Employee and Employee shall not retain copies of any such Confidential Information.

        6.    Inventions and Discoveries.    Employee hereby assigns to the Company all of the Employee's rights, title and interest in and to all inventions, techniques, discoveries, processes, designs or improvements (whether patentable or not), any industrial design (whether registrable or not), or uses Confidential Information as described in Section 5.1, or other intellectual property rights pertaining thereto, that relates in any way to, or is useful in any manner in, the business then being conducted or proposed to be conducted by the Company, and any such item created by the Employee, either solely or in conjunction with others, following termination of Employee's employment with the Company (hereinafter referred to collectively as the "Inventions"). Promptly upon the development or making of any Invention or improvement thereon, Employee shall disclose the same to the Company and shall execute and deliver to the Company such reasonable documents as the Company may request to confirm the assignment of Employee's rights therein and if requested by the Company, shall assist the Company in applying for and prosecuting any patents which may be available in respect thereof. Employee acknowledges that all of Employee's Company-related writing, works of authorship, specially commissioned works and other Employee Inventions are works made for hire, property of the Company, including all copyrights, patents, and other intellectual property rights pertaining thereto. If it is determined that any such works are not works made for hire, the Employee hereby assigns to the Company all of the Employee's right, title, and interest, including all rights of copyright, patent, and other intellectual property rights, to or in such Inventions.

        7.    Restrictive Covenant.

            (a)   While the Employee is an employee of the Company and during a period in which the Company is making continuation payments of Base Salary pursuant to Section 4 hereof,

    Employee shall not, without the prior written consent of the Company, (i) engage directly or indirectly in any Competing Business in the geographical area where the Company does business (including, without limitation, the United States and any country in which the Company has a sales representative at the time of termination) whether as an employee, consultant or advisor, or owner as principal, shareholder or partner of any equity interest in excess of 5% of any business entity (which shall include any proprietorship, trust, joint venture, partnership or any type of corporation or association), or (ii) serve as an officer, director, trustee, partner or the like in any such business entity.

            (b)   The term "Competing Business" as used in this Section 7 includes any business conducted by the Company, which initially includes the design, production and marketing of motion control products and any other products manufactured or marketed by the Company at the date of termination of this Agreement.

        8.    Arbitration.    Any controversy or claim arising out of or relating to this Agreement or the breach thereof shall be settled by arbitration in the City and County of Denver in accordance with the rules of the American Arbitration Association. Judgment upon the award rendered by the arbitrators may be entered in any court having jurisdiction thereof. The Company shall pay all costs of arbitration. In the event that it shall be necessary or desirable for Employee to retain legal counsel and/or incur other costs and expenses in connection with interpretation of his rights under this Agreement, including any procedure in arbitration, Employee shall be entitled to recover from the Company reasonable attorneys' fees and costs and expenses incurred by him in connection with such interpretation or arbitration, regardless of the final outcome, unless the arbitrator shall determine that under the circumstances such payment would be unjust. Reimbursement of attorneys' fees, costs and expenses shall be subject to the following requirements: (a) such reimbursement shall be available to the Employee for as long as he has enforceable rights under this Agreement; (b) reimbursements provided during the Employee's taxable year may not affect the reimbursements provided in any other taxable year; (c) reimbursement must be made on or before the last day of the Employee's taxable year following the taxable year in which the expense was incurred; and (d) no reimbursement provided under this paragraph shall be subject to liquidation or exchange for another benefit.

        9.    Mitigation.    Employee shall not be required to mitigate the amount of any payment provided in this Agreement by seeking other employment or otherwise, nor shall the amount of any payment or benefit provided in this Agreement be reduced by any compensation earned by Employee as the result of employment by another employer, by retirement benefits, by offset against any amount claimed to be owed by Employee to the Company, or otherwise.

        10.    Announcements.    No public announcement regarding termination of employment of the Employee or any change in status of the Employee of the Company shall be made without Employee's approval except the Company may announce Employee's termination if Company is otherwise required to do so pursuant to the rules of the Securities and Exchange Commission or to any other legal requirement. All matters with respect to termination of employment of Employee, retirement of Employee or other action taken pursuant to this Agreement shall be kept confidential and neither Company nor Employee will make unfavorable comments about the other in connection with this Agreement.

        11.    Severability.    If any provision of this Agreement, including the Restrictive Covenant in Section 7, is held invalid or unenforceable, either in its entirety or by virtue of its scope or application to given circumstances, such provision shall thereupon be deemed modified only to the extent necessary to render same valid, or not applicable to given circumstances, or excised from this Agreement, as the situation may require, and this Agreement shall be construed and enforced as if such provision had been included herein as so modified in scope or application, or had not been included herein, as the case may be.

        12.    Non-Assignability.    In light of the unique personal services to be performed by Employee hereunder, it is acknowledged and agreed that any purported or attempted assignment or transfer by Employee of this Agreement or any of Employee's duties, responsibilities or obligations hereunder shall be void. This Agreement may not be assigned by the Company without the prior written consent of Employee.

        13.    Notices.    Any notice, request, demand or other communication required or permitted under this Agreement shall be in writing and shall be deemed to have been given when delivered personally or on the date of receipt when mailed by certified mail, return receipt requested, addressed as follows:

If to the Company:	Allied Motion Technologies, Inc.
23 Inverness Way East, Ste 150 Englewood, Colorado 80112 Attention: Chairman and Secretary
If to the Employee:	Richard D. Smith

or to such other address or addresses as may be specified from time to time by notice; provided however, that any notice of change of address shall not be effective until its receipt by the party to be charged therewith.

        14.    General.

          14.1    Amendments.    Neither this Agreement nor any of the terms or conditions hereof may be waived, amended or modified except by means of a written instrument duly executed by the party to be charged therewith.

          14.2    Captions and Headings.    The captions and paragraph headings used in this Agreement are for convenience of reference only, and shall not affect the construction or interpretation of this Agreement or any of the provisions hereof.

          14.3    Governing Law.    This Agreement, and all matters or disputes relating to the validity, construction, performance or enforcement hereof, shall be governed, construed and controlled by and under the laws of the State of Colorado without regard to principles of conflicts of law.

          14.4    Successors and Assigns.    This Agreement shall be binding upon and shall inure to the benefit of the parties hereto and their respective heirs, personal representatives, successors and permitted assigns.

            (a)   The Company shall require any successor (whether direct or indirect, by purchase, merger, consolidation or otherwise) to all or substantially all of the business and/or assets of the Company, by agreement in form and substance satisfactory to Employee, to expressly assume and agree to perform this Agreement in the same manner and to the same extent that the Company would be required to perform it if no such succession had taken place. Failure of the Company to obtain such agreement prior to the effectiveness of any such succession shall be a breach of this Agreement and shall entitle Employee to all rights for breach hereunder.

            (b)   If Employee should die while any amounts would still be payable to him hereunder if he had continued to live, all such amounts, unless otherwise provided herein, shall be paid in accordance with the terms of this Agreement to Employee's personal representatives or to his estate.

          14.5    Counterparts.    This Agreement may be executed in any number of counterparts, each of which shall be deemed to be an original hereof, but all of which together shall constitute one and the same instrument.

          14.6    Entire Agreement.    Except as otherwise set forth or referred to in this Agreement, this Agreement constitutes the sole and entire agreement and understanding between the parties hereto as to the subject matter hereof, and supersedes all prior discussions, agreements and understandings of every kind and nature between them as to such subject matter.

        IN WITNESS WHEREOF, the parties hereto have executed this Agreement on and as of the date first set forth above.

ALLIED MOTION TECHNOLOGIES INC.
By:	/s/ DELWIN HOCK Delwin Hock—Chairman
/s/ RICHARD D. SMITH Richard D. Smith—Employee

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AMENDED AND RESTATED EMPLOYMENT AGREEMENT Richard D. Smith